CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to us under the heading “Management of the Fund” appearing in the Prospectus, which is part of this Post-Effective Amendment No. 2 to Registration Statement Nos. 333-118634 and 811-21625 of Intrepid Capital Management Funds Trust on Form N-1A.

The Griggs Group CPAs

By: /s/ the Griggs Group CPAs

Ponte Vedra Beach, Florida
September 21, 2005